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                                                                     Exhibit 3.1

                          RESTATED ARTICLES OF INCORPORATION
                                          OF
                                  SUN APPAREL, INC.


To the Secretary of State
     of the State of Texas


Pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, the undersigned corporation submits the following resolution which was duly adopted by the Board of Directors of the Corporation, and by the holders of 101,000 shares (representing 100%) of the outstanding Common Stock of the Corporation, on March 20, 1996:

1. This Instrument accurately copies the Articles of Incorporation of the Corporation and all amendments to date as in effect and this instrument contains no change in the provisions thereof, except the following amendments which have been effected in conformity with the Taxes Business Corporation Act, which amendments are stated as follows:

     (a) ARTICLE THREE, which corrects certain typographical errors in the statement of the purpose for which the Corporation was organized;

     (b) ARTICLE FOUR, which sets forth the authorized shares of the Corporation, was inadvertently omitted from the Amended Articles of Incorporation of the Corporation when such articles were filed with the Secretary of State of the State of Texas on October 28, 1987 as part of the Articles of Merger of the Corporation with Ralzada Corporation;

     (c) ARTICLE SEVEN, which provides for the limitation of liability of directors of the Corporation, and for the Indemnification of certain persons, to the extent permitted under the Texas Business Corporation Act and permits actions required by such Act to be taken without a meeting upon written consent of the holders of the minimum number of shares necessary to take such action at a meeting;



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     (d)  ARTICLE EIGHT, which provides for amendments of the Articles of
          Incorporation as authorized by the laws of the State of Texas and for the effects of such amendments on shareholders; and

     (e) ARTICLE NINE, which changes the name of the registered agent of the Corporation in the State of Texas.

2. The adopted Restated Articles of Incorporation of the Corporation are as follows:















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                                     ARTICLE ONE

          The name of the Corporation is SUN APPAREL, INC.

                                     ARTICLE TWO

          The period of the Corporation's duration is perpetual.

                                    ARTICLE THREE

          The purpose or purposes for which the Corporation is organized are:

          To transact any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                     ARTICLE FOUR

          The aggregate number of shares of capital stock which the Corporation shall have authority to issue is one million five hundred thousand (1,500,000) shares, consisting of one million (1,000,000) shares of Common Stock without par value, and five hundred thousand (500,000) shares of Preferred Stock with a par value of $1.00 per share.

          Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have such designation and such relative rights, preferences, qualifications, limitations and restrictions as shall be fixed and determined by resolution adopted by the Board of Directors of the Corporation in accordance with the laws of the State of Texas prior to the issuance of any shares of such series. Each share of Preferred Stock shall be identical with all other shares of Preferred Stock, except as to the following relative rights and preferences, as to which there may be variations between different series:

          (a)  the rate of dividend;

          (b) the price at and the terms and conditions on which shares may be redeemed;

          (c) the amount payable upon shares in the event of involuntary liquidation;


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          (d)  the amount payable upon shares in the event of voluntary liquidation;

          (e)  sinking fund provisions for the redemption or purchase of shares;

          (f) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

          (g)  voting rights.

                                     ARTICLE FIVE

          The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of ONE THOUSAND AND NO/100 ($1,000.00) DOLLARS, consisting of money, labor done or property actually received.

                                     ARTICLE SIX

          All shareholders are granted the right of cumulative voting in all elections. The pre-emptive right to acquire additional, unissued or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares is hereby expressly denied.

                                    ARTICLE SEVEN

          The following provisions are inserted herein for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and of the shareholders, provided, however, that said provisions shall not be deemed exclusive of any rights or liabilities otherwise granted or imposed by the State of Texas:

          1. The liability of the directors of the Corporation is eliminated to the fullest extent permitted by the provisions of the Texas Business Corporation Act and by the provisions of the Texas Miscellaneous Corporation Laws Act, as the same may be amended and supplemented.


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          2.   The Corporation shall, to the fullest extent permitted by the provisions of Article 2.02-1 of the Texas Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to or covered by said Article.

          3. Any action required by the Texas Business Corporation Act to be taken at an annual or special meeting of shareholders, or any action which may be taken at an annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                    ARTICLE EIGHT

          From time to time any of the provisions of these Articles of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Texas at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all contracts and rights at any time conferred upon the shareholders of the Corporation by these Articles of Incorporation are granted subject to the provisions of this Article.

                                     ARTICLE NINE

          The post office address of the registered office of the Corporation is 11201 Armour Drive, in the City of El Paso, County of El Paso, and the name of its registered agent at said address is, Miles L. Rubin.

                                     ARTICLE TEN

          The number of directors constituting the board of directors of the Corporation at the date hereof is two (2), and the names and the addresses of the persons who are serving as directors until the next annual meeting of the shareholders or until their successors are elected and shall qualify are:


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     NAME                          ADDRESS

Eric A. Rothfeld         111 East 40th Street, New York, NY 10018

Miles L. Rubin           11264 Enid Wilson, El Paso, TX 77936


                              SUN APPAREL, INC.



                              By:
                                   --------------------------------
                                        Chairman of the Board


Dated:  March 20, 1996





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